Exhibit 99.2

Second Quarter 2015 Earnings
July 23, 2015

Shareholder Appreciation BBQ October 7, 2015 | 11 a.m. - 2 p.m. Comfort Inn Conference Center 2424 S. Mission St. | Mt. Pleasant
Dear Shareholder,
I am pleased to announce that we achieved record net income and earnings per share in the second quarter of 2015. During the three and six month periods ended June 30, 2015, net income and earnings per common share were $4.10 million and $0.53 and $7.77 million and $1.00, respectively. During the quarter, we paid a $0.23 per common share cash dividend which represented a 4.55% increase over the second quarter of 2014. Based on our average stock price of $23.31 for the month of June 2015, the annualized cash dividend yield was 3.95%.
Our strategies and efforts have been successful in leading to strong earnings through increased interest income and continued improvements in credit quality. We continue to experience reductions in total loans past due and loans classified as less than satisfactory. Net loan recoveries during the first six months of 2015 were $161,000 compared to net loans charged-off of $358,000 for the same period of 2014. These factors allowed us to reduce the level of the allowance for loan losses in both amount and as a percentage of gross loans resulting in a reversal of provision for loan losses of $1.26 million for the six month period ended June 30, 2015.
When deposit growth exceeds loan demand, we deploy these excess funds into purchases of available-for-sale securities. This strategy of providing balance sheet growth allows us to continue to increase interest income. As interest rates remain low and are expected to increase only slightly in 2015, we will continue to increase net interest income through growth in loans, investments, and other income earning assets.
As of June 30, 2015, total assets grew by 2.42% to $1.59 billion and assets under management grew to $2.28 billion - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $689.92 million. Our available-for-sale securities portfolio increased by $27.78 million and our commercial and agricultural loan portfolios grew by $7.43 million during the first six months of 2015. To generate growth in our residential real estate and consumer loan portfolios, we are implementing new products, enhancing our marketing efforts, streamlining delivery channels for direct and indirect loans, and expanding our service area.
Growth continues to be a strategic focus for our management team and our Board of Directors.  I am pleased to share with you that we recently received regulatory approval to purchase two branch offices, one from Flagstar Bank in Saginaw and the other from Independent Bank in Midland.  This will expand our branch network from three to five offices in the Saginaw and Midland markets.  We expect this increase in visibility, along with our solid financial products and exceptional customer service, will position us well for future growth. The Flagstar Bank branch acquisition is expected to close by the end of July and the Independent Bank branch acquisition is expected to close by the end of August.
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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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Since our last shareholder letter, Isabella Bank has been the recipient of several awards. Bank Director, a national organization focused on providing information and resources to senior executives and directors of financial institutions, recognized Isabella Bank among the top 50 banks in the U.S. for trust revenue growth in 2014.  For the fourth consecutive year, Isabella Bank received a Financial Literacy Award from the Michigan Bankers Association for our efforts in promoting financial education throughout local schools and communities. Finally, Isabella Bank received a 5-Star Superior Rating from Bauer Financial, Inc.  This is their highest rating for a financial institution and is based upon our financial strength and overall performance. I believe these awards reflect our team's commitment and dedication to our organization.
On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.